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                 CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated May 27, 1998 relating to the financial statements of Joshua's Christian Stores ( a division of The Development Association, Inc.), which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PricewaterhouseCoopers LLP

Fort Worth, Texas
September 17, 1998